UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 17, 2024

Commission File Number: 0-21660

PAPA JOHN’S INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware                    61-1203323
(State or other jurisdiction of        (I.R.S. Employer Identification
incorporation or organization)        Number)

2002 Papa Johns Boulevard
Louisville, Kentucky 40299-2367
(Address of principal executive offices)

(502) 261-7272
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common stock, $0.01 par value	PZZA	The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act: None

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of Papa John’s International, Inc. (the “Company”) approved the one-time grant of performance-based restricted stock unit awards (the “Retention Awards”) on July 17, 2024, to key executives, including Chief Financial Officer and Interim Chief Executive Officer Ravi Thanawala and Chief Legal and Risk Officer Caroline Oyler, under the Company’s 2018 Omnibus Incentive Plan. The Retention Awards are designed to incentivize long-term outperformance of the Company’s stock price, aligning the executives’ interests with those of the Company’s stockholders, and ensure the retention of key executives.

The Retention Awards are eligible to become earned based on achievement of three significant stock price appreciation hurdles over a three-year performance period from the date of grant and are conditioned upon continued service for four years following the grant date. The average closing trading price of the Company’s common stock must exceed the applicable stock price hurdle for 30 consecutive trading days at any point during the three-year performance period in order for the stock price hurdle to be considered achieved. Notwithstanding the date of achievement of the stock price hurdles during the three-year performance period, the Retention Awards vest on the fourth anniversary of the grant date, which requires continued service through such date.

The following table illustrates the amounts of performance-based restricted stock units that can be earned based on achievement of the three rigorous stock price hurdles applicable to the Retention Awards, which hurdles were established by the Compensation Committee based on the percentage appreciation of the Company’s common stock compared to the multi-day average closing price of the common stock for the 30 trading days preceding July 3, 2024:

	% of Retention Awards Earned	Stock Price Hurdle	% Appreciation from 30-day Average Closing Price of $47.34 on July 3, 2024
Retention Award Hurdle #1	30%	$65.00	37%
Retention Award Hurdle #2	Additional 30%	$75.00	58%
Retention Award Hurdle #3	Additional 40%	$85.00	80%

The Compensation Committee approved the Retention Awards following a comprehensive review of the Company’s executive compensation program conducted with the Compensation Committee’s independent compensation consultant, taking into account the Company’s transformation objectives and retention goals. The Retention Awards are designed to further align the interests of the Company’s executives with those of its stockholders, by incentivizing the stock performance outcomes and exposing executives more directly to the market price of the Company’s common stock, increasing executive stock ownership over time and promoting retention given their potential value.

Mr. Thanawala received a Retention Award in the amount of 39,607 performance-based restricted stock units, representing a grant value of $1,875,000 divided by $47.34, which represents the 30-day trailing average closing price of the Company’s common stock as of July 3, 2024. Ms. Oyler received a Retention Award in the amount of 27,725 performance-based restricted stock units, representing a grant value of $1,312,500 divided by $47.34. The number of performance-based restricted stock units described above represents achievement of 100% of the stock price hurdles and such performance-based restricted stock units will be forfeited if the stock price hurdles are not achieved.

If an executive’s employment is terminated by the Company without “Cause” (as defined the award agreement for the Retention Awards) before the Retention Awards have vested, the Retention Awards will vest based upon the actual achievement of the stock price hurdles through the date of the termination. However, if the termination without Cause occurs within the first 18 months of the performance period and no stock price hurdles have been achieved by such date, 20% of the shares subject to the Retention Award will vest. If an executive’s employment is terminated due to death or disability, the Retention Awards will vest based upon the actual achievement as of the date of the termination event. In addition, the award agreement for the Retention Awards provides for “double trigger” equity acceleration in the event that an executive is terminated in an “Involuntary Termination” (as defined in the award agreement) within twelve months following a “Corporate Transaction” (as defined in the Company’s 2018 Omnibus Incentive Plan).

The foregoing description of the Retention Awards does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of the Retention Awards award agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1	Form of Performance-Based Retention Restricted Stock Award
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAPA JOHN’S INTERNATIONAL, INC.
(Registrant)

Date: July 19, 2024	/s/ Caroline Miller Oyler
Caroline Miller Oyler
Chief Legal & Risk Officer and Corporate Secretary